Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces Third Quarter 2010 Highlights and

Financial Results

Key FDA Clinical Meeting Held; Company on Track to Initiate Phase 3 Trials

for Menerba

EMERYVILLE, Calif. – November 11, 2010 — Bionovo, Inc. (NASDAQ: BNVI), a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, today announced third quarter highlights and financial results for the three months ended September 30, 2010. The company also announced that it had positively concluded a key regulatory meeting with the U.S. Food and Drug Administration (FDA) and was proceeding with preparations for pivotal testing of Menerba, the company’s drug candidate for menopausal hot flashes.

“We now have a clear path forward from the FDA and the EMA, with approved CMC packages and complete clinical development plans. We are moving forward with Menerba as expeditiously as possible,” said Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer. “This gives us, and any potential partner, the last piece in the regulatory puzzle.”

Over the past quarter, the company accomplished the following:

Key Events To Date

•

The Company held an anticipated meeting with the U.S. Food and Drug Administration (FDA) on the clinical development plan for Menerba in the U.S. Earlier, the Company had a meeting with the FDA regarding Menerba’s Chemistry, Manufacturing and Controls (CMC) package, wherein the FDA approved Menerba’s CMC plan.

“With agreements on both the clinical development and the CMC requirements, with both the FDA and the EMA, we are confident we can now satisfy the regulatory requirements for bringing Menerba to market,” said Dr. Isaac Cohen.

•

The Company received notification that it had two projects approved for funding at the maximum level under the Qualifying Therapeutic Discovery Project Credit (“QTDP”) program. Bionovo expects to receive the maximum level allowable under the program for its Menerba and Bezielle programs, for menopausal symptom alleviation and the treatment of advanced breast cancer, respectively, or about $489,000.

“We are extremely pleased that our programs for Menerba and Bezielle have been reviewed and assessed favorably by the federal government resulting in two grants under the QTDP grant program, both grants at the maximum level available,” said Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer.

•

The Company announced the publication of a review of results from studies discussing new classes of estrogen receptor modulating drugs with distinct mechanism for pharmacological effect. The review outlines Bionovo’s platform of estrogen receptor modulators for conditions associated with menopause, such as hot flashes, menopausal obesity and metabolic syndrome.

“Bionovo’s platform for the discovery of unique drugs for women’s health and cancer is described in this review. We now know we can selectively regulate estrogen receptors for specific indications that have a better safety profile. This opens the door for new treatments for many afflictions women encounter after menopause,” said Dr. Cohen.

•	The Company announced that it had raised approximately $3.0 million in gross proceeds in a registered direct offering through the sale of common stock and warrants.

Third Quarter Results

For the quarter ending September 30, 2010 total revenue was $68,000 compared with $155,000 for the same period in 2009. The revenue received in the third quarter of 2010 was received under a National Institutes of Health (“NIH”) grant that began in the third quarter of 2010. The revenue received during the same period of 2009 was received under an NIH grant that expired in 2009.

Total operating expenses for the three months ending September 30, 2010 were $4.7 million compared to $3.9 million for the same period in 2009 and $4.1 million for the second quarter of 2010. Total operating expenses for the third quarter included the purchase of manufacturing supplies and equipment, analytical instruments and raw materials and testing in support of the Menerba manufacturing process development.

The Company reported a net loss for the three months ended September 30, 2010 of $4.6 million, or $0.21 per share, compared with a net loss of $3.7 million, or $0.24 per share, for the same period in 2009.

The Company ended the quarter with $3.1 million in cash and cash equivalents, and began the quarter with $6.9 million. On a pro forma basis, taking into account the net proceeds from the financing mentioned above, the cash balance would be $5.6 million.

Conference Call

The Company will conduct a conference call and webcast to review the financial results and the Company’s plans for 2010 later today, Thursday, November 11, at 5:00 p.m. (Eastern).

Interested parties can access the call by dialing (877) 317-6789 or (412) 317-6789, or can listen via a live internet webcast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available via webcast at http://bionovo.com/investors/events or by playback at (877) 344-7529 or (412) 317-0088, conference code 445779, through November 16, 2010.

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The Company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Financial Tables on Following Pages

Bionovo, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine Months ended September 30,		Accumulated from February 1, 2002 (Date of inception) to September 30,
	2010	2009	2010	2009	2010
Revenues	$68	$155	$82	$162	$1,262

Operating expenses:
Research and development	3,673	2,938	10,807	9,493	50,513
General and administrative	987	926	2,627	3,110	20,229
Merger cost	—	—	—	—	1,964

Total operating expenses	4,660	3,864	13,434	12,603	72,706

Loss from operations	(4,592)	(3,709)	(13,352)	(12,441)	(71,444)

Change in fair value of warrant liability	—	—	—	—	831
Interest income	2	5	16	75	2,090
Interest expense	(9)	(22)	(33)	(77)	(493)
Other expense	(28)	—	(39)	(86)	(206)

Net loss	$(4,627)	$(3,726)	$(13,408)	$(12,529)	$(69,222)

Basic and diluted net loss per common share	$(0.21)	$(0.24)	$(0.62)	$(0.82)	$(6.58)

Shares used in computing basic and diluted net loss per share	21,785	15,287	21,607	15,278	10,517

Bionovo, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,113	$2,799
Short-term investments	—	13,135
Receivables	69	251
Prepaid expenses	1,133	214
Other current assets	232	161

Total current assets	4,547	16,560
Property and equipment, net	7,121	6,197
Patent pending, net	1,187	822
Other assets	1,184	570

Total assets	$14,039	$24,149

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$386	$311
Accrued compensation and benefits	344	367
Current portion of capital lease obligations	1,123	476
Current portion of notes payable	54	59
Other current liabilities	1,194	823

Total current liabilities	3,101	2,036
Non-current portion of capital lease obligations	1,019	96
Non-current portion of notes payable	83	121

Total liabilities	4,203	2,253

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock $0.0001 par value, 68,000,000 shares authorized, 21,802,842 and 21,503,738 shares outstanding at September 30, 2010 and December 31, 2009, respectively	2	2
Additional paid-in capital	79,056	77,713
Accumulated other comprehensive loss	—	(5)
Accumulated deficit	(69,222)	(55,814)

Total shareholders’ equity	9,836	21,896

Total liabilities and shareholders’ equity	$14,039	$24,149

*	The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.